Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
FTI Consulting, Inc:

We consent to the incorporation by reference in the registration statements No. 333-218558 and No. 333-238898 on Form S-8 of our reports dated February 24, 2022, with respect to the consolidated financial statements of FTI Consulting, Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
McLean, Virginia
February 24, 2022